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                                                                    Exhibit 23.2
                          Independent Auditors Consent

   We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated April 20, 2001 (except the fourth paragraph of
Note 1, as to which the date is    , 2001), in Amendment No. 5 to the
Registration Statement (Form S-1 No. 333-55412) and related Prospectus of Peabody Energy Corporation, formerly P&L Coal Holdings Corporation, for the registration of 15,000,000 shares of its common stock.

                                          Ernst & Young LLP

St. Louis, Missouri
May 9, 2001

   The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 1 to the financial statements.

                                          /s/ Ernst & Young LLP

St. Louis, Missouri
May 9, 2001